As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Public Policy Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-3557229 (I.R.S. Employer Identification No.)
800 North Capital St. NW, Suite 800 Washington, D.C. (Address of Principal Executive Offices)	20002 (Zip Code)

Public Policy Holding Company, Inc. 2021 Amended and Restated Omnibus Incentive Plan
(Full title of the plan)
Neal Strum
800 North Capital St. NW, Suite 800
Washington, D.C. 20002
(Name and address of agent for service)

(202) 688-0020
(Telephone number, including area code, of agent for service)
Copy to:
Ashar Qureshi
Fried, Frank, Harris, Shriver & Jacobson (London) LLP
100 Bishopsgate
London EC2N 4AG
United Kingdom

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise). Instead, in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Public Policy Holding Company, Inc. 2021 Amended and Restated Omnibus Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our” and the “Registrant,” or similar references, refer to Public Policy Holding Company, Inc., a Delaware corporation, unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2026 (File No. 001-43077), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 14, 2026 (File No. 001-43077);

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2026, March 2, 2026 and May 12, 2026 (File No. 001-43077); and

(d) the description of the Registrant’s common stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43077), filed with the Commission under Section 12(b) of the Exchange Act on January 27, 2026, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports; except as to any portion of any future report or document that is not deemed filed under such provisions.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification of Directors

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Delaware law further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding of the types referred to above, or in defense of any claim, issue or matter therein, Delaware law provides that such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s certificate of incorporation provides that a director (to the fullest extent permitted by law) will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s certificate of incorporation also provides that, to the fullest extent permitted by Delaware Corporation Law and other applicable law, the Registrant is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Registrant in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware Corporation Law.

The Registrant has entered into individual indemnification agreements with each of its directors and executive officers that require the Registrant to provide indemnification and advancement of expenses in accordance with the Registrant’s certificate of incorporation and bylaws and that include certain additional provisions, including a requirement that the Registrant pay or reimburse the payment of attorneys’ fees and expenses in connection with any action by a director or executive officer to enforce the provisions of his or her indemnification agreements against the Registrant.

The Registrant also maintains directors’ and officers’ liability insurance that provides coverage with respect to liabilities asserted against its directors and executive officers incurred in such capacity, or arising out of his or her status as such. This insurance may in certain cases provide coverage with respect to liabilities for which the Registrant would not have the power to indemnify its directors and executive officers under Delaware law.

Limitation on Liability of Directors

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Registrant’s bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or was serving as a director, officer or trustee of another entity at the Registrant’s request shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the Delaware Corporation Law against all expenses, liability and loss reasonably incurred or suffered by such indemnitee. Notwithstanding the foregoing, the Registrant will indemnify any such indemnified person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such indemnified person only if the Proceeding was authorized by the Registrant’s board of directors. The Registrant’s bylaws also require the Registrant to pay all expenses (including attorneys’ fees) incurred by an indemnified person in defending any such Proceeding as they are incurred in advance of its final disposition, subject to limitations and repayment as provided in its bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Incorporated by Reference
Exhibit Number	Description	Form	File No	Exhibit	Filing Date

4.1	Second Amended and Restated Certificate of Incorporation.	S-1	333-290834	3.1	October 10, 2025

4.2	Amended and Restated Bylaws.	10-K	001-43077	3.2	March 31, 2026

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP.

23.1*	Consent of Forvis Mazars, LLP.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson (London) LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to the Registration Statement).

99.1*†	Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan.

99.2*†	Amendment No. 1 to Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan.

99.3*†	Amendment No. 2 to Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan.

99.4*†	2025 Amendment to Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith.

†	Indicates management contract or compensatory plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on May 29, 2026.

Public Policy Holding Company, Inc.

By:	/s/ George Stewart Hall
Name: George Stewart Hall
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Public Policy Holding Company, Inc. hereby constitutes and appoints George Stewart Hall and Roeland Smits, and each of them, the true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments, to this Registration Statement, including a prospectus or an amended prospectus therein and any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George Stewart Hall
George Stewart Hall	Chief Executive Officer (principal executive officer)	May 29, 2026
/s/ Roeland Smits
Roeland Smits	Chief Financial Officer (principal financial and accounting officer)	May 29, 2026
/s/ Simon Lee
Simon Lee	Non- Executive Director and Chairperson	May 29, 2026
/s/ Zachary Williams
Zachary Williams	Executive Director	May 29, 2026

/s/ Keenan Austin Reed
Keenan Austin Reed	Executive Director	May 29, 2026
/s/ Benjamin Ginsberg
Benjamin Ginsberg	Non-Executive Director	May 29, 2026
/s/ Kimberly White
Kimberly White	Non-Executive Director	May 29, 2026
/s/ Kathleen Casey
Kathleen Casey	Non-Executive Director	May 29, 2026
/s/ Charles Brown
Charles Brown	Non-Executive Director	May 29, 2026